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                                                             EXHIBIT (99)(k)


                                   CONSENT OF
               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION


         We hereby consent (i) to the use of our opinion letter to the Board of Trustees of Physicians Protective Trust Fund included as Annex F to the Joint Proxy Statement/Prospectus relating to the transaction provided for by that certain First Amended and Restated Agreement and Plan of Merger dated as of October 3, 1997 by and among Professionals Insurance Company Management Group, PICOM Insurance Company and Physicians Protective Trust Fund and (ii) to all of the summaries of and references to our firm and such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                /s/ DONALDSON, LUFKIN & JENRETTE

                                                DONALDSON, LUFKIN & JENRETTE
                                                SECURITIES CORPORATION


April 27, 1998